STATEMENT OF RATIOS OF EARNINGS TO FIXED CHARGES

Amounts in thousands, except ratios		Nine months ended September 30,		Year ended December 31,
Earnings:		2016	2015	2015	2014	2013	2012	2011
1	Income before income taxes	$15,540	$10,414	$14,367	$9,553	$7,682	$6,469	$3,315
2	Plus: Interest expense	6,542	5,645	7,660	7,306	6,529	7,774	10,551
3	Earnings including interest on deposits	22,082	16,059	22,027	16,859	14,211	14,243	13,866
4	Less: Interest on deposits	4,420	3,357	4,686	4,063	3,284	4,467	6,840
5	Earnings excluding interest on deposits	$17,662	$12,702	$17,341	$12,796	$10,927	$9,776	$7,026
Fixed Charges:
6	Interest expense (line 2)	6,542	5,645	7,660	7,306	6,529	7,774	10,551
7	Less: Interest expense on deposits (line 4)	4,420	3,357	4,686	4,063	3,284	4,467	6,840
8	Excluding interest on deposits	$2,122	$2,288	$2,974	$3,243	$3,245	$3,307	$3,711

Ratio of Earnings to Fixed Charges:
	Including interest on deposits (Item 3/Item 6)	3.38	2.84	2.88	2.31	2.18	1.83	1.31

	Excluding interest on deposits (Item 5/Item 8)	8.32	5.55	5.83	3.95	3.37	2.96	1.89